EXHIBIT 11

                            READING & BATES CORPORATION
                                 AND SUBSIDIARIES

    COMPUTATION OF EARNINGS PER COMMON SHARE, PRIMARY AND FULLY DILUTED
             (in thousands except share and per share amounts)

                                             Years ended December 31,
                                       -----------------------------------
                                           1994        1993         1992
                                       ----------  ----------  -----------
PRIMARY EARNINGS (LOSS) PER SHARE:
Weighted average number of
 common shares outstanding             56,899,715  55,497,487  49,017,535
                                       ==========  ==========  ==========
Net income (loss)                      $  (17,146) $    4,656  $    3,402
Adjustments:
 Less:   Dividends paid on $1.625
          Convertible Preferred Stock      (4,859)     (2,052)          -
         Accretion in redemption price
          of redeemable stocks                  -           -      (5,275)
                                       ----------  ----------  ----------
Adjusted net income (loss) applicable
 to common shares outstanding          $  (22,005) $    2,604  $   (1,873)
                                       ==========  ==========  ==========
  Net earnings (loss) per
    common share                       $     (.39) $      .05  $     (.04)
                                       ==========  ==========  ==========

                                             Years ended December 31,
                                       ----------------------------------
                                          1994        1993         1992
                                       ----------  ----------  ----------
FULLY DILUTED EARNINGS (LOSS) PER SHARE:
Weighted average number of
 common shares outstanding             56,899,715  55,497,487  49,017,535

Assume conversion of securities:
  8% Senior Subordinated
       Convertible Debentures             743,497     703,270     663,208
  8% Convertible Subordinated
       Debentures                          16,661      16,661      16,661
  1.625 Convertible Preferred Stock     8,668,010   3,704,684           -
                                       ----------  ----------  ----------
Adjusted common shares
 outstanding - fully diluted           66,327,883  59,922,102  49,697,404
                                       ==========  ==========  ==========
Adjusted net income (loss) applicable
 to common shares outstanding          $  (22,005) $    2,604  $   (1,873)
Adjustments:
  Interest on 8% Senior Subordinated
    Convertible Debentures                  2,731       2,351       2,029
  Interest on 8% Convertible
    Subordinated Debentures                 2,109       1,983       1,875
  Dividends paid on $1.625
    Convertible Preferred Stock             4,859       2,052           -
  Accretion in redemption price
    of redeemable stocks                        -           -       5,275
                                       ----------  ----------  ----------
Adjusted net income (loss) applicable
    to common shares outstanding -
    assuming full dilution             $  (12,306) $    8,990  $    7,306
                                       ==========  ==========  ==========
Net income (loss) per common share
   - assuming full dilution            $     (.19) $      .15  $      .15
                                       ==========  ==========  ==========